Exhibit 99.2

Burtech Acquisition Corp II Announces Closing of $80,000,000 Initial Public Offering

Coral Gables, FL, May 26, 2026 – Burtech Acquisition Corp II (Nasdaq: BRKHU) (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company, today announced the closing of its initial public offering of 8,000,000 units at an offering price of $10.00 per unit, resulting in aggregate gross proceeds to the Company of $80,000,000. Each unit consists of one Class A ordinary share and one redeemable warrant. Each whole warrant, which becomes exercisable 30 days after the completion of the Company’s initial business combination, will entitle the holder thereof to purchase one Class A ordinary share at $11.50 per share, subject to adjustments. The units are listed on The Nasdaq Stock Market LLC (“Nasdaq”) and trade under the ticker symbol “BRKHU”. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be traded on Nasdaq under the symbols “BRKH” and “BRKHW,” respectively.

The Company intends to use the net proceeds from the offering and the simultaneous private placement of units to pursue and consummate a business combination with one or more businesses.

D. Boral Capital LLC is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,200,000 units at the initial public offering price to cover over-allotments, if any.

Loeb & Loeb LLP served as legal counsel to the Company. Norton Rose Fulbright US LLP served as legal counsel to the underwriters.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, or by emailing dbccapitalmarkets@dboralcapital.com, or by accessing the Securities and Exchange Commission (“SEC”) website at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction

About Burtech Acquisition Corp II

Burtech Acquisition Corp II is a blank check company incorporated, also commonly known as a special purpose acquisition company, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue a business combination in any sector, the Company will primarily focus on businesses in the retail, lifestyle, hospitality, technology or real estate markets. The Company’s management team is led by Shahal M. Khan, its Chief Executive Officer and a member of the Board of Directors.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Shahal M. Khan

Chief Executive Officer

shahal@burkhan.world